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                                                                    Exhibit 5


                                 July 18, 1996




Board of Directors
Shoney's, Inc.
1727 Elm Hill Pike
Nashville, TN 37210


Gentlemen:

                 This opinion is issued in connection with the registration statement of Shoney's, Inc. ("Shoney's") on Form S-4, as amended by Amendment No. 1 thereto ("Registration Statement") filed (or, in the case of said Amendment, to be filed) with the Securities and Exchange Commission relating to the registration of 11,500,000 shares (the "Shares") of common stock, par value $1.00, of Shoney's ("Shoney's Common Stock") to be issued to TPI Enterprises, Inc. ("Enterprises") upon the acquisition by Shoney's of substantially all of the assets of Enterprises and the assumption by Shoney's of certain liabilities and obligations of Enterprises (the "Reorganization") pursuant to that certain Plan of Tax-Free Reorganization Under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement"), dated as of March 15, 1996, as amended (the "Reorganization Agreement"), by and among Shoney's, TPI Restaurants Acquisition Corporation, a wholly-owned subsidiary of Shoney's, and Enterprises.

                 We have examined, among other things, the Charter and By-Laws of Shoney's, the Registration Statement and the Reorganization Agreement, and are familiar with the proceedings taken by Shoney's relating to the Reorganization. We have also examined such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

                 Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective and the Reorganization consummated in accordance with applicable law and the Reorganization Agreement, the Shares of Shoney's Common Stock to be issued to Enterprises, when issued pursuant to and in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.
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Board of Directors
July 18, 1996
Page 2


                 Our opinion is directed to the Board of Directors of the Company and addresses only the specific legal matters set forth above. Our opinion may not be relied upon by any persons other than said directors and shareholders of Shoney's and Enterprises entitled to vote at the special meetings of shareholders described in the Registration Statement. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

                 We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Joint Proxy Statement/Prospectus included in Part I of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,


                                          /s/ WYATT, TARRANT & COMBS